Exhibit 99.2
Stellar signs Letter of Intent  for Earn In Agreement and commissioning of production plant for bulk testing of existing gold resource

FOR IMMEDIATE RELEASE

HENDERSON, NV, June 19, 2009 /PRNewswire-FirstCall/ - Stellar Resources Ltd. (OTC BB: SRRL), a mineral property acquisition, exploration and development company, announced today it has signed a Letter of Intent with Zyrox Mining Company Ltd, for an Earn-In Agreement to explore and utilize the gold, copper and silver resources within Zyrox’s mineral tenures located on Texada Island, British Columbia.

Under the terms of the letter of intent, and upon completion of the Earn-In Agreement, Stellar will have the right to earn a 70% working interest in 104 mining claims, totaling 3846.345 hectares, hosting precious and base metals on Texada Island. Stellar is to provide $1 million in working capital in order to commission the production facility and commence bulk testing of all priority targets on the island. On or before the first anniversary date of the completed Earn In Agreement Stellar will be obligated to complete a NI 43-101 compliant resource calculation on the property and engage a 3rd party evaluator to determine a purchase price.

There are several high priority targets of gold, copper, silver, iron and limestone as well as a gold copper skarn discovery located within these mineral tenaments. The near surface gold copper skarn discovery averages 13.66 grams p/t gold and 1.45 % copper, and has a historical inferred resource of 102,329 tons and the ore body is open in all directions.

 “The mineralized zone is flat-lying, close to surface, thin and tabular, and ranges in thickness from 0.4 to 1.8 metres. Representative samples of the sulphide layer from a pit assayed up to 61.29 grams per tonne gold and up to 56.90 grams per tonne silver (Vancouver Stockwatch, January 19, 1988). A second zone comprising garnet-epidote skarn within basalt occurs below the massive mineralization and contains visible native gold. A drill hole intersection over 30 centimetres assayed 128.92 grams per tonne gold (Assessment Report 14861).”
Source:
http://minfile.gov.bc.ca/report.aspx?f=PDF&r=Minfile_Detail.rpt&minfilno=092F++516

Stellar has also completed its rental agreement on Zyrox’s  250 ton per day processing plant for the initial bulk testing of the priority targets. There is a bulk testing permit issued and in place. Further, Stellar has commenced recruiting operators and contractors to in order to sustain the operation of the processing plant.

On behalf of the Board
Stellar Resources Ltd.

'Lee A. Balak, Chief Executive Officer'

About Stellar Resources

Stellar Resources, Inc. (OTC BB: SRRL) is a mineral resource acquisition, exploration and development company. Our primary objective is to acquire and explore potential gold bearing projects that are suitable for advancement into the feasibility stage and further into production.

Investor Relations
CONTACT: Stellar Resources Ltd.
Paul Knopick, E & E Communications
(949) 707-5365
pknopick@eandecommunications.com

FORWARD LOOKING STATEMENT

This press release contains statements, which may constitute 'forward-looking statements' within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.